Schedule 14-A
                       (Rule 14a-101)
           INFORMATION REQUIRED IN PROXY STATEMENT

                  SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant X
Filed by a Party Other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement   Confidential, for Use of the
Definitive Proxy Statement    Commission Only (as permitted
X Definitive Additional       by Rule 14a-6(e) (2))
   Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-
12


             AMERICAN INDUSTRIAL PROPERTIES REIT
      (Name of Registrant as Specified in Its Charter)


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   Exchange Act Rule 14a-6(i)(3).
   Fee computed below on table below per Exchange Act Rules
   14a-6(i)(4) and 0-11.


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Check box if any part of the fee is offset as provided by
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American Industrial Properties REIT Letterhead appears here.
Report to Shareholders 1st Quarter 1997

Dear Fellow Shareholders:


American Industrial Properties REIT ("AIP" or, the "Trust") welcomes the opportunity to report to you the results of operations for the first quarter of 1997 and other significant developments for the Trust.
Investment by USAA Real Estate Company and Purchase of MLI Notes. As previously reported, in December, 1996, USAA Real Estate Company ("USAA REALCO") acquired the shares of AIP beneficially owned by Pure World, Inc. and certain other shareholders of the Trust as part of a settlement agreement reached in the litigation between AIP and Pure World, Inc. As part of this process, USAA REALCO also acquired the shares of AIP that had been owned by Black Bear Realty, Ltd. and affiliated entities and, in addition, acquired AIP's 924,600 remaining authorized, but unissued shares. With these purchases, USAA REALCO now holds approximately 31.8% of AIP's outstanding shares.
       In February, 1997, USAA REALCO acquired AIP's outstanding 8.8% notes from The Manufacturers Life Insurance Company (U.S.A.). At that time, the notes were modified to incorporate various amendments, including extending the maturity of the notes to December 31, 2000, amending the principal balance on the notes from $9,419,000 to $7,041,000, and releasing all collateral securing the notes. AIP also made a $1,591,000 principal payment resulting in a current principal balance on the notes of $5,450,000. In connection with this modification, AIP recorded an extraordinary gain of $2,643,000, or $0.26 per share in the first quarter of 1997.
      As set forth in an agreement reached between AIP and USAA REALCO on December 18, 1996, the notes will be convertible at the option of USAA REALCO into shares of the Trust if such a conversion right and an increase in the authorized shares of the Trust are approved by AIP's shareholders. If the notes are converted on or before December 31, 1997, the conversion price will be $2.00 per share (the closing price of the Trust's shares on December 18, 1996). If the conversion occurs after December 31, 1997, but on or before December 31, 2000, the conversion price will be $2.25 per share.
      The proposals to approve the conversion rights of the notes and to increase the authorized shares of the Trust are included in AIP's proxy statement described below. If these proposals are not approved by June 30, 1997, the notes will accrue interest at the lesser of 18% per annum or the highest lawful rate effective July 1, 1997 and AIP will be required to pay the outstanding principal balance of the notes,  plus  accrued and unpaid interest,  by  October  31,
1997.
Investment by Morgan Stanley Asset Management, Inc. We were pleased to announce on May 2, 1997, that an agreement had been signed between AIP and Morgan Stanley Asset Management, Inc. ("MSAM") (on behalf of certain of its clients) and an affiliate of MSAM whereby such affiliate and clients of MSAM have agreed to purchase up to $20,000,000 of senior convertible debt securities (the "Debt") of the Trust, subject to certain conditions, including the execution of definitive agreements. AIP will use the proceeds for the acquisition of real estate properties. The Debt will be non interest-bearing and, subject to shareholder approval, convertible into AIP common shares at $2.45 per share. Under certain conditions, MSAM will have the right to require that AIP appoint up to two additional members designated by MSAM to AIP's Board of Trust Managers.
      The proposal to approve the conversion of the Debt and to increase the authorized shares of the Trust are also included in AIP's Proxy Statement. If this proposal is not approved by the Shareholders, the Debt will begin to accrue interest at 10% per annum, payable quarterly, with the full principal amount due in two years.
      Operating Results. The operating performance of the Trust's properties improved somewhat during the first quarter of 1997. Leased occupancy declined to 91.1% as of March 31, 1997, compared to 93.3% as of the same date a year ago, but the decrease was attributable to the non-renewal of a single large tenant at the Trust's Meridian Street Warehouse property in Arlington, Texas. This space has since been released at a higher rental rate which has returned the leased occupancy of the Trust's portfolio to slightly over 94%. Revenues for the quarter ended March 31, 1997 were $2,666,000, compared to $2,904,000 in 1996, however, on a same property basis revenues increased approximately 3% compared to the fourth quarter of 1996.
      Funds From Operations for the quarter ended March 31, 1997, were $(54,000), or $(0.01) per share, compared to $(483,000), or $(0.05) per share in 1996. Net income was $1,936,000 or $0.19 per share compared to a net loss of $(1,510,000) or $(0.17) per share in 1996 reflecting an extraordinary gain on extinquishment of debt of $2,643,000 or $0.26 per share in the first quarter of 1997.
Property Sales. On March 26, 1997, AIP successfully closed the sale of its Burnsville Corporate Center property located in Minneapolis, Minnesota for a gross sales price of $2,175,000 and a gain of $312,000. With this sale we have continued AIP's program of concentrating property investments in growing markets located in the South and Southwest regions of the country.
Cash Distributions. As conveyed to you earlier, the agreement with MLI required that the Trust not pay distributions to shareholders until the total payments to MLI provided for in the agreement had been made. With the transfer of the MLI notes to USAA REALCO, the provision restricting cash distributions was amended to provide that distributions to shareholders could be resumed upon the occurrence of passage by the shareholders of the proxy providing additional authorized shares and approving the option for the conversion of the notes by USAA REALCO into shares of beneficial interest, payment of the notes in full, or at the sole discretion of USAA REALCO. Future distributions, if any, will be evaluated by the Trust Managers based on the liquidity of the Trust, performance of the Trust's portfolio, cash flow of the Trust and other circumstances following the occurrence of one of  the  above events.
Annual Meeting of Shareholders. The Annual Meeting of Shareholders of AIP will be held on Monday, June 30, 1997, at 9:00 a.m. (Dallas time) at 2200 Ross Avenue, 40th Floor, Dallas, Texas, 75201. Proxy statements for this meeting were distributed on May 14, 1997, to shareholders of record as of May 12, 1997. The Trust Managers cordially invite each shareholder to attend.
      We believe that passage of each element of this proxy is crucial to AIP's ability to grow and to create value for all shareholders. It is important that your shares are represented at the Annual Meeting regardless of the number of shares you hold. Please ensure your representation by completing, signing, dating and promptly returning your proxy card in the envelope provided. If you have any questions or comments, please call me directly at AIP's toll free number, (800) 550-6053, or call The Herman Group, Inc. at (800) 555-6433.

      On behalf of your Trust Managers, we appreciate the continued confidence we have received while working to position AIP for future growth. We are confident that AIP's strategy of investing in light industrial properties is sound and we are very pleased to have received the support of USAA Real Estate Company and Morgan Stanley Asset Management, Inc., of whom we believe are recognized leaders in the real estate industry. With your support, we pledge to continue working to increase the value of your investment in American Industrial Properties REIT.

Sincerely,
/s/Charles W. Wolcott
Charles W. Wolcott
President and CEO

American Industrial Properties REIT
Condensed Consolidated Statements of Operations
(unaudited, in thousands except share and per share data)

                                           Three Months Ended
                                             March 31,
                                               1997         1996

Rents and tenant reimbursements             $ 2,637        $ 2,817
Interest income                                  29             87
                                              2,666          2,904

Property operating expenses                     936            940
Depreciation and amortization                   693            701
Interest on mortgages
and notes payable                             1,404          1,728
Administrative expenses - general               416            557
Administrative expenses
 - litigation and proxy                         236            488
                                              3,685          4,414
Loss from operations                         (1,019)        (1,510)
Gain on sale of real estate                     312              -
Extraordinary gain on
extinguishment of debt                        2,643              -

Net income (loss)                           $ 1,936        $(1,510)


PER SHARE DATA
Loss from operations                        $    (0.10)       $ (0.17)
Gain on sale of real estate                       0.03              -
Extraordinary gain on
extinguishment of debt                            0.26              -
Net  income (loss)                          $     0.19        $ (0.17)

Weighted average
shares outstanding                       10,000,000      9,075,400


American Industrial Properties REIT
Condensed Consolidated Balance Sheet Data
(In thousands)

                                             March 31,  December 31,
                                               1997         1996
                                            (unaudited)

Real Estate                                    $ 91,940     $94,472
Accumulated depreciation                        (23,637)    (23,973)
Net real estate                                  68,303      70,499
Cash - Unrestricted                               1,725       4,010
Cash - Restricted                                 1,138       1,366
Other assets, net                                 3,079       3,061
                                               $ 74,245    $ 78,936

Mortgage notes payable                         $ 41,710    $ 43,797
8.8% notes payable                                5,450       9,419
Other liabilities                                 2,466       3,037
                                                 49,626      56,253
Shareholders' equity                             24,619      22,683
                                               $ 74,245    $ 78,936